Exhibit 99.1

TF: Good morning everyone and thank you for joining today’s call. I am TR Findlay, Vice President and Closed-End Fund Product Specialist with Nuveen Investments. On today’s call, where we will focus on Nuveen Real Asset Income and Growth Fund (ticker symbol JRI), I am joined by Nuveen Asset Management Real Asset Team lead portfolio manager Jay Rosenberg, Managing Director, who is responsible for the overall asset allocation and security selection within the Real Estate and Global Infrastructure segments. Also joining us is Jeff Schmitz, Vice President, co-portfolio manager and member of the Nuveen Asset Management taxable fixed income investment team. Also with us today is Dave Lamb, Senior Vice President of Financial Modeling and Analysis here at Nuveen.

Thank you all for being here this morning, and welcome.

Before we begin this conference call, we’d like to remind the audience that certain statements made during the call may be considered forward-looking statements. Actual future results or occurrences may differ significantly from those anticipated in any of these forward-looking statements, due to numerous factors. These would include, but are not limited to, the effects of changes in market condition, legal and regulatory developments, and other risks and uncertainties which are described more fully in the fund’s regulatory filings made with the SEC, including upcoming annual and semi-annual reports of the fund. I’ll also note important risks specific to relevant markets at the end of this call. Nuveen and its affiliates undertake no responsibility to update publicly or revise any of these forward-looking statements.

For the latest public information, including third quarter 2012 fund-level commentary, please visit nuveen.com/cef and select JRI on the daily pricing page or the search box.

TF: Jay, as JRI’s lead portfolio manager I’d like to begin today’s call by asking you to give us snapshot of the fund and how you seek income in real asset investments?

JR:

Thank you TR. The fund’s objective is to provide a high level of current income and long-term capital appreciation.

As we strive to meet that objective, we are looking to build a diversified portfolio of listed, income producing real asset securities. We define real assets as investments backed by tangible assets whose returns are either explicitly or implicitly linked to inflation. Real assets, including REITs and infrastructure, are typically less correlated relative to traditional stocks and fixed income.

We are investing in REITS, toll road operators, airports, water companies and energy and technology providers. For each, it is possible to invest across the capital structure – that is stocks, preferred securities and debt – to develop a portfolio with compelling yield characteristics and global diversification.

We believe the fund’s strategy offers attractive income opportunities from non-traditional sources, packaged in a diversified fund that invests across the capital structure and around the world. It also offers a potential hedge against inflation, as we expect that investments in infrastructure and real estate will provide rising income over time. In addition, as replacement costs increase, we anticipate the value of free-standing physical structures to go up as well. If our expectations prove true, the strategy has the potential to provide a very strong hedge against inflation.

TR – With REITS as a key segment of the fund, Jay, can we start with your view on the REIT market; how do those markets look now and how have they performed overall since JRI launched in April?

JR/:

Part 1: Discuss real estate / REIT markets – since launch

Broadly, REITs outperformed nearly every other asset class during the recovery from the 2008 financial crisis. The REIT market rose nearly 30% in 2009 and 2010 as measured by the MSCI REIT Total Return Index, and gained another 14% in 2011. So far in 2012, year-to-date, REITs have gained more than 14%, and that includes a flat third quarter when REITs underperformed the S&P 500 Index by about 600 basis points.

Since the launch of JRI in April, REITS are up less than 2% and lag broader US and Global equity markets. However, we think that from a valuation perspective, REITs look more attractive relative to equity markets than they have in quite some time.

In our view, fundamentals are solid, cost of capital, which is a key input for REIT valuation, is historically low, and there is a shortage of supply in the commercial real estate market giving landlords pricing power over rents.

TF: Jay, in addition to Real Estate, listed Infrastructure investments also make up a significant part of the strategy, can you please tell us about that segment of the market?

JR/:

What we like about listed infrastructure is the fact that we can invest in generally liquid companies that own or operate critical assets required for the efficient operation of the economies and communities where they are located.

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These assets are location specific, and garner a fee for their use through long-term contracts or concessions. That gives us a relatively high degree of visibility into what we think should be consistent and growing cash flow streams.

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These assets have historically been less correlated to the global GDP cycle, because they generally have more consistent demand profiles. They are essential services like water and electricity distribution, so usage remains relatively consistent even when prices change.

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They are also typically monopolistic or quasi-monopolistic meaning there are very high barriers to entry. For instance, think about a hydroelectric dam – a competitor can’t simply construct another one right next to yours.

•	And, because they are essential assets widely available for public use, they tend to have very good access to capital.

These factors have historically led to lower price volatility of infrastructure versus broader global equity indices over various cycles.

Additionally, many of the rates that flow through these providers are set by regulators and tied to inflation, so we believe these companies also offer the potential to provide a good inflation hedge.

In the midst of the volatility that we’ve seen in global markets, infrastructure has performed relatively well during periods of weakness in global equity markets, by giving up less. It also has performed well relative to global equity markets when those markets have been up as well.

Year-to-date through September, infrastructure equities – as measured by the S&P Global Infrastructure Index – were up just under 10%.

Since inception of JRI in late April, they are up 2.68% through September and the MSCI World was up 2.85% over the same time frame.

TF: Thank you Jay. Since the launch of JRI back in April, have the returns of the two asset classes met expectations?

JR/:

Our investing methodology carries a strong bottom-up orientation. We spend a lot of time assessing what we think is the true value of companies relative to one another within their peer groups. Based on this work, for us, the outlook for returns really is on a company by company basis.

I think generally real estate performed slightly better than we anticipated. However, that anticipation was largely based on valuations that we felt were creeping to the higher side of a fair value range, and the fact that REITs had outperformed US equities for about three years. The fundamentals in the space looked solid to us for quite some time and still do, and fund flows in the REIT space continue as investors search for yield.

As we mentioned, REITS posted a flat return in the third quarter of this year while US stocks rose. Given this recent differential, valuations, in our opinion, are more compelling now than they were before the third quarter.

As far as infrastructure, we are beginning to see more opportunity there.

A good portion of our investable universe for infrastructure is in Europe, where we have been substantially underweight during the fund’s six-month life. Political risk is significant in infrastructure, and it’s manifested itself through higher tax rates on utilities and other assets as politicians take austerity measures to raise revenue. Infrastructure is an easy first target for increased taxation, given the fact that these companies have high cash flow margins and don’t require a lot of labor. So, for a politician to say to his or her constituency that taxes are going up on the companies that charge people for electricity, or water, or the use of a toll road, is pretty easy.

Couple that dynamic with a weak European economy and fragmented fiscal and monetary policies, and you can see it hasn’t been an easy environment for infrastructure.

Despite that, for the year-to-date through September, (again, as measured by the S&P Global Infrastructure Index) infrastructure stocks are up nearly double digits. While we anticipated positive returns from the group, this result moderately exceeds our expectations. Ultimately, though, we see this as further demonstration of the asset class’s ability to perform well in the face of economic headwinds. Consider that in Europe, listed infrastructure returns are positive, and valuations and yields are attractive in our view. While we haven’t narrowed our underweight to the region yet, we continue to look ahead and are finding select opportunities to start dipping our toes back in.

In the meantime, we see many opportunities to invest in regions where we currently see less risk, such as the US, Australia, Canada, Hong Kong, the Philippines, and others. We believe broad region, country and industry diversification is one of the most effective ways to manage the risk in this space because of the location-specific attributes these investments carry.

TF: One of the differentiating factors of JRI is the ability to invest across common stocks, preferreds and debt.

Let me turn to Jeff Schmitz, who manages the debt portion of JRI for some comments on that part of the portfolio.

JS: Let me start by saying JRI’s current allocation to bonds is approximately 18%, as of 9/28/2012

We expected the initial portfolio to be roughly 25% debt, 32% preferreds, and 43% common shares, and that lines up with roughly what the allocation looked like at launch. Currently, at third quarter end the allocation is approximately

•	40% common stock, composed of:

•	22% infrastructure

•	18% real estate

•	39% preferred securities, composed of

•	25.9% real estate preferreds

•	13.1% infrastructure preferreds

•	18% debt

•	And the remainder in other assets, including cash

Relative to our blended benchmark, that makes our most significant overweight in the REIT preferred space, and our largest underweight to infrastructure common equities.

The initial allocation to debt was 25% and was essentially high yield bonds. This part of the portfolio has performed well, so we’ve taken some of those gains and reallocated those profits to other parts of the portfolio. We are currently under our target for debt, namely, because we see better risk/reward opportunities elsewhere in the capital structure in our investable universe.

We will, of course, continue to actively manage the debt allocation. We look for bonds issued by companies in the infrastructure space and currently favor the healthcare and pipeline sectors.

Today, our bond portfolio is providing yields in the 8 percent range. While spreads have tightened for much of this year, we are still finding a diverse cross-section of bonds that are attractive as we apply our bottom-up, research-oriented process.

TF: Thank you, Jeff.

Turning back to Jay, you said earlier that the fund has flexibility in its ability to invest in global infrastructure and real estate around the world.

What is the current portfolio mix geographically, and between the asset classes?

JR/

Over time, we would expect a roughly 50/50 mix between the U.S. and foreign holdings and approximately two-thirds infrastructure and one-third real estate. Currently, we are overweight the U.S. at nearly 65%, most of which comes from an underweight to Europe. After the US, the largest country positions in order are Australia, the UK, and Singapore. The US/foreign mix and the infrastructure/real estate mix are related, as well, since nearly all of the European opportunity set is in infrastructure companies.

So, against our long term expectations, we are underweight infrastructure relative to real estate as well, driven by our underweight in Europe.

TF: Thank you.

To move on, let’s talk about the fund’s performance, information on which can be found on the Nuveen website at www.nuveen.com.

The net asset value has moved upward from $19.10 at its April 25 inception, to $20.29 on September 30, while paying two quarterly distributions that total 73.5 cents per share.

The fund’s price has moved downward during that same timeframe from $20.00 to $18.98, for annualized price return of (-3.25%)

Can you please talk about the NAV performance, which is at a +8.24% annualized return, based on its performance between its inception April 25 and September 30 of this year?

JR:

We are very pleased with how the fund is performing. We measure against a blended benchmark of five indexes, and that blended benchmark return since JRI’s inception is 3.75%. Relative to the positive 8.24% annualized figure you just quoted, on an NAV basis we have outperformed by almost 450 basis points and also have easily outpaced even the best performing stand-alone asset class index in our benchmark, which has been high yield debt.

Suffice it to say, we’d prefer to have seen better market price performance for the fund, more in line with the underlying portfolio NAV results. But as a new fund, we understand that it may take time for investors to understand the potential fund benefits we see of inflation protection, current income and a lower volatility portfolio.

To help people better understand, I’d like to briefly review a few of the drivers of the portfolio’s NAV return in the most recent quarter. Though we don’t manage the leverage of the fund itself, the fund has also benefited from its use of a modest amount of leverage.

The JRI portfolio performed better relative to its custom blended benchmark in all five of its major segments – REIT common equities, infrastructure preferreds, REIT preferreds, high-yield bonds and infrastructure common equities.

The REIT common equity segment was the top-performing segment during the quarter, accounting for much of the fund’s overall outperformance. Our focus on owning higher yielding, more stable and mature companies proved beneficial, as these types of securities outperformed the broader REIT segment.

In the infrastructure preferred sector, outperformance was driven by our exposure to global hybrid bonds, which performed very well.

In the REIT preferred segment, the fund continued to benefit from diversification across all the broad real estate market sectors.

Meanwhile, the high-yield segment outperformed its index, as our two largest weights – the more defensive health care and pipeline sectors – were also the top performers in the segment.

Returns relative to the index were also aided by our increasingly active asset allocation during the third quarter, as we ended with weights that were purposefully off our targets but still within our investment ranges. In particular, the fund benefited from its increased exposure to the United States, at around two-thirds of the fund. Results were also helped by our reduced exposure to Brazilian utilities in the infrastructure common equity segment, as these stocks sold off during the quarter.

TF: Thank you Jay.

To move on, JRI has the ability to write calls. Can you speak to that aspect of the portfolio?

JR/:

We do have call writing capabilities. We will opportunistically write calls options, primarily on securities issued by real asset related companies, in an effort to enhance its risk-adjusted total returns over time. This is a dynamic strategy, however, and we only implement it when we feel it is appropriate. Typically, calls are going to represent 5% to 10% of the fund assets and will be written on a custom basket of real estate securities that we think have lower total return potential than those REITS we like – in essence, we are writing calls on securities we think as a group have limited upside, giving us a better chance to capture the call premium without being exercised. We wrote baskets on about 10% of the fund over its first several months.

Currently, with volatility down, low option premiums, and the relative underperformance of REITS versus stocks in general, we do not have any options written. We believe we are not being compensated for selling off upside. However, this is dynamic, so we may expect to write call options in the future.

TF: Finally, Jay, what is your outlook for the market overall, and how are you positioning the JRI in light of that?

JR/:

Going forward, we will continue to be active asset allocators. Infrastructure common equity ended the third quarter at its lowest weight since the fund’s launch, partially based on our continued lack of confidence in European shares. However, we are finding increased opportunities in the segment, which leads us to anticipate that the magnitude of our current underweight will change. As Jeff mentioned, we also sold some of the Fund’s high yield securities that had appreciated significantly, which reduced high yield exposure to the 23% debt figure mentioned earlier. We will maintain significant exposure to all the sectors, including fixed income, but will trim and add around the edges to take advantage of opportunities as we see them. That being said, we are committed to keeping the fund diversified both geographically and across all the sectors. Geographically, our long-term target for the fund’s geographic distribution is roughly 50% U.S. exposure and 50% non-U.S. exposure.

We continue to select securities through an investment process that screens for companies and assets, across the real assets market, looking for those that provide attractive dividend yields. From this group we look for high total return potential, placing a premium on finding securities whose revenues come from tangible assets with long-term concessions, contracts or leases, and are therefore capable of producing steady, predictable and potentially increasing cash flows. We look for stable companies that historically have demonstrated consistent and growing cash flow, strong balance sheets, and histories of being good stewards of shareholder capital.

TR: Thanks, that was informative and insightful.

I’d like to now turn the call over to Dave Lamb from Nuveen Investments, who will give us an update on JRI’s quarterly income distributions.

DL:

DL: Thank you TR. I would like to briefly discuss the distribution framework for JRI, along with some specifics regarding its distributions to date.

The Fund operates under a managed distribution policy and declares distributions quarterly. Broadly defined, managed distributions are regular fund distributions where a portion, or possibly all, of the payment is derived from sources other than net investment income. Typically, the regular distribution will include some net investment income, along with a supplemental amount which may include realized gains or a return of capital. Return of capital is a tax concept; economically that component may represent unrealized gains, or in some cases, a return of the shareholders’ original principal.

Nuveen generally implements a managed distribution policy for those funds where capital appreciation is a significant component of a fund’s expected overall return. The goal is to monetize actual and expected long-run returns, over time, in the form a regular distribution, and to provide investors with alternatives to traditional sources of income or cash flow from strategies that have a significant capital appreciation component.

While JRI operates under a managed distribution policy, the initial distribution amount was set at a level designed to distribute just the cash flow – the income – received from portfolio securities, net of expenses and leverage costs.

Although the Fund’s current and future portfolio is expected to own securities that may experience substantial capital appreciation, the Fund has not attempted to incorporate those expected amounts into the current quarterly distributions. We believe the current portfolio generates a sufficient amount of net cash flow that can support the current quarterly distribution amount without the need to incorporate a capital component. Of course, this may change over time, and a capital component may be incorporated into future distributions. That decision will generally be dependent upon the actual and forecasted capital appreciation of the Fund along with the actual cash flow experience of the fund.

The Fund owns some securities, such as the common stock of REITs, which pay regular distributions that are subsequently re-characterized by the REIT after year-end as ordinary income, capital gains, and/or a return of capital. The Fund records the gross amount of distributions received from REITs as income when they are received, and includes these amounts in the fund’s quarterly distributions. Following year-end, the Fund will re-characterize a portion of the Fund’s distributions, based on the amount of re-characterizations from the REITs. The final characterization of JRI fund distributions will not be known until after year-end and will be reported to shareholders on Form 1099-DIV.

Hopefully, understanding this REIT example may help explain why a shareholder could see JRI distributions characterized as something other than ordinary income in their year-end tax documents.

Moving on to the specifics of JRI’s distributions, the initial quarterly distribution was declared in June 2012 at an amount of 36.75 cents per share. The initial amount represented a distribution rate of 7.35% on the IPO price of $20.00 and of 7.70% on the initial net asset value of $19.10.

The second quarterly distribution amount, declared in October 2012, remained at 36.75 cents per share. For the calendar year, which is also the Fund’s fiscal year, two quarterly distributions will be paid totaling 73.50 cents per share. This amount corresponds to an 7.44% distribution rate using the November 14, 2012 NAV of $19.77 and an 7.85% distribution rate using the November 14, 2012 market price of $18.72.

Based on current portfolio holdings and the cash flow experience since the Fund’s inception in April 2012, we are very comfortable with the current distribution level. We regularly review the distribution levels of all of our funds and will continue to monitor the distribution for JRI as we move into 2013.

This information regarding distributions is included on the Nuveen website, along with other fund data we’ve mentioned in this call.

With that, I will turn it back to TR.

TF: Thank you Dave.

And thanks to Jay and Jeff for your discussion on the call today.

I’d now like to open the lines for questions. Operator, can you give our listeners instructions on how to open their line to pose a question to Jay, Jeff, and Dave?

TF: Our thanks again to Jay, Jeff, and Dave, and to those of you who took the time to call in today.

As I said at the beginning of the call, I would like to read just a few disclosures before we wrap up today. The comments made today constitute the views and opinions of the presenters based on current market conditions. Information and opinions discussed on the call may be superseded and we don’t undertake any responsibility to update any of this information. The information discussed should not be relied upon as investment advice or recommendations, and is not intended to project the performance of any investment. Individuals should use other information sources when using – when making an investment decision. Investing also always entails risks.

There can be no assurance that any investment or asset class will provide positive performance over any specific period of time.

An investment in JRI is subject to certain risks, including but not limited to, Investment and Market Risk; Price Risk; Leverage Risk, Infrastructure & Real Estate Concentration Risk, Non-US Securities Risk, Common Stock Risk, Below Investment Grade Securities Risk, and Derivatives (options) Risk.

Shares of any closed-end fund may trade at prices higher or lower than the net asset value, and the value of any closed-end fund may, at any point in time, be worth less than the original investment. Fund shares are not guaranteed or endorsed by any bank, and are not federally ensured by the Federal Deposit Insurance Corporation.